For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Devora Goldenberg
212.220.7120 ext. 7041
IR@amtrustgroup.com

For immediate release
July 29, 2008

AmTrust Financial Services, Inc. Reports Second Quarter
Net Income of $26.4 million

(New York)– AmTrust Financial Services Inc. (NASDAQ: AFSI), today reported net income of $26.4 million and gross written premium of $301.1 million for the second quarter 2008. Additionally, operating earnings for the second quarter of 2008 was $27.7 million. Operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax.

Gross written premium in the second quarter 2008 increased by $91.1 million to $301.1 million or 43.4% from $210.0 million in the second quarter of 2007. Due to the Company’s cession of premium to Maiden Insurance Company (Maiden), net written premium was $132.1 million for the second quarter of 2008 compared to $163.5 million for the second quarter of 2007. The Company’s agreement with Maiden, which became effective July 1, 2007, generated $35.2 million of earned ceding commission for second quarter 2008 and continues to enable the Company to leverage its balance sheet, increase its writings, decrease its expense ratio, and most importantly, increase its return on equity.

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Second Quarter Overview:

The Company reported operating earnings per basic share of $0.46 for the second quarter of 2008, an increase of 48.4% from the second quarter of 2007. Net income for the second quarter 2008 was $26.4 million, or $0.44 per basic share.

Second Quarter and Six Months Highlights:

•	Quarterly operating earnings per basic share was $0.46 ($0.31 in 2007)
•	Quarterly earnings per basic share was $0.44 ($0.36 in 2007)
•	Six months ended June 30, 2008 operating earnings per basic share was $0.89 ($0.60 in 2007)
•	Six months ended June 30, 2008 earnings per basic share was $0.81 ($0.72 in 2007)
•	Return on equity for the second quarter 2008 was 26.0% on an annualized basis
•	Book value per basic share was $6.91 (as of June 30, 2008)
•	The combined ratio for the second quarter was 81.7% (90.0% in 2007)
•	The combined ratio for the six months ended June 30, 2008 was 79.6% (89.6% in 2007)

Second Quarter 2008 Results:
Revenue:

Gross written premium for the second quarter 2008 increased by $91.1 million or 43.4% to $301.1 million from $210.0 million in the second quarter 2007. Gross written premium for the six months ended June 30, 2008 increased by $136.1 million or 34.1% to $535.8 million from $399.7 million for the six months ended June 30, 2007. The increases were attributable to both organic growth and the continued successful integration of our recent acquisitions.

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During the second quarter the company ceded $168.1 million of written premium and $76.2 million of earned premium to Maiden pursuant to the reinsurance agreement that became effective July 1, 2007. As a result of the cessions to Maiden, net written premium in the second quarter of 2008 decreased $31.4 million or 19.2% to $132.1 million from $163.5 million in the second quarter of 2007 and net earned premium for the second quarter of 2008 decreased by $14.5 million or 11.1%, to $115.9 million from $130.4 million in the second quarter 2007. The cessions to Maiden were offset by $35.2 million of earned ceding commission from Maiden during the second quarter of 2008.

For the six months ended June 30, 2008, the Company ceded to Maiden $251.0 million in net written premium and $140.0 million of net earned premium. After cessions, net written premium in the first half of 2008 decreased $74.6 million or 23.0% to $249.5 million from $324.1 million in the first half of 2007 and net earned premium for the first half of 2008 decreased by $35.7 million or 14.3%, to $213.4 million from $249.1 million in the first half of 2007. The cessions to Maiden were offset by $55.4 million of earned ceding commission from Maiden during the first half of 2008.

Commission and fee income for the second quarter 2008 increased by $4.1 million or 95.3% to $8.4 million from $4.3 million for the second quarter 2007. Commission and fee income for the six months ended June 30, 2008 increased by $5.9 million or 67.0% to $14.7 million from $8.8 million for the six months ended June 30, 2007. The increase in both periods was attributable primarily to reinsurance brokerage fees from Maiden as well as becoming a servicing carrier for the National Council on Compensation Insurance Involuntary Reinsurance Pool in three additional states in 2008.

Net investment income, excluding realized gains and losses in the second quarter 2008, was $14.2 million compared to $13.0 million in the second quarter 2007. Average invested assets for the three months ended June 30, 2008 was approximately $1.5 billion compared to $1.0 billion for the three months ended June 30, 2007. Net investment income excluding realized gains and losses for the six months ended June 30, 2008 increased to $27.7 million from $24.4 million for the six months ended June 30, 2007.
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Total revenue in the second quarter of 2008 increased by $18.9 million or 12.4% to $171.6 million from $152.7 million (excluding other investment loss on managed assets) in the second quarter of 2007. Total revenue for the six months ended June 30, 2008 increased by $10.5 million or 3.6% to $303.8 million (excluding other investment loss on managed assets) from $293.3 million in the first half of 2007.

Expenses:

The Company’s loss ratio for the second quarter ended June 30, 2008 was 63.9% compared to 65.2% for the quarter ended June 30, 2007. The Company’s loss ratio for the six months ended June 30, 2008 was 60.6% compared to 64.0% for the six months ended June 30, 2007.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense less Ceding Commission Revenue for the three months ended June 30, 2008 decreased by $11.8 million to $20.6 million from $32.4 million for the three months ended June 30, 2007. The decrease was primarily the result of $35.2 million of ceding commission from Maiden recognized in the second quarter of 2008. As a result, the expense ratio for the three months ended June 30, 2008 decreased to 17.8% from 24.8% for the three months ended June 30, 2007. Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense less Ceding Commission Revenue for the six months ended June 30, 2008 decreased by $23.5 million to $40.6 million from $63.5 million for the six months ended June 30, 2007. The decrease was primarily the result of $55.4 million of ceding commission from Maiden recognized in the first half of 2008. As a result, the expense ratio for the six months ended June 30, 2008 decreased to 19.0% from 25.5% for the six months ended June 30, 2007.

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Other Matters:

Shareholders’ Equity as of June 30, 2008 increased to $414.4 million from $390.4 million as of December 31, 2007. During the quarter, the Board of Directors declared a quarterly dividend of $0.04 per share.

As of June 30, 2008 the Company’s debt-to-capitalization ratio was 31.4%. During the second quarter of 2008, the Company entered into a three-year $40 million term loan. Additionally, the Company’s has $123.7 million of 30-year trust preferred securities.

Conference Call:

On July 30, 2008 at 10 a.m. ET, the company will hold a conference call that can be accessed as follows:

Toll-free Dial-in: 877.419.6600
Toll Dial-in (Int’l Callers): 719.325.4900

In order to participate in the conference call, you must register at:
http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call. In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820. Enter replay passcode 6038430.

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

AFSI-F
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Gross premium written	$301,062	$210,020	$535,818	$399,693

Premium income
Net premium written	$132,057	$163,522	$249,499	$324,141
Change in unearned premium	(16,112)	(33,102)	(36,141)	(75,029)
	115,945	130,420	213,358	249,112

Ceding commission	35,222	-	55,406	-
Commission and fee income	8,375	4,292	14,662	8,782
Investment income, net	14,190	13,019	27,721	24,410
Net realized gains (losses)	(2,135)	4,962	(7,355)	11,022
Other investment gain (loss) on managed assets	-	2,191	(2,900)	1,901
	55,652	24,464	87,534	46,115

Total revenue	171,597	154,884	300,892	295,227

Loss and loss adjustment expense	74,134	84,999	129,299	159,556
Policy acquisition expenses	22,691	17,447	40,999	32,030
Salaries and benefits	17,602	9,921	29,646	18,933
Other insurance general and administrative expense	15,544	5,004	25,378	12,578
Other underwriting expenses	2,504	3,427	7,298	6,540
	132,475	120,798	232,620	229,637

Income from continuing operations	39,122	34,086	68,272	65,590

Other income (expense):
Foreign currency gain (loss)	(15)	629	144	119
Interest expense	(5,541)	(2,531)	(8,170)	(4,335)
	(5,556)	(1,902)	(8,026)	(4,216)

Income from continuing operations before provision for income taxes	33,566	32,184	60,246	61,374

Provision for income taxes	7,216	8,597	14,533	16,599
Minority interest in net loss of subsidiary	-	2,191	(2,900)	1,901
Net income available to common shareholders	$26,350	$21,396	$48,613	$42,874

Operating earnings (1)	$27,738	$18,171	$53,394	$35,710

Earnings per common share:
Basic earnings per share	$0.44	$0.36	$0.81	$0.72
Diluted earnings per share	$0.43	$0.35	$0.80	$0.71
Operating earnings per basic share	$0.46	$0.31	$0.89	$0.60

Weighted average number of basic shares outstanding	59,989	59,959	59,979	59,959
Weighted average number of diluted shares outstanding	61,001	60,535	60,960	60,297

Combined ratio	81.7%	90.0%	79.6%	89.6%
Annualized return on equity	26.0%	23.1%	24.2%	23.8%

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007

Cash, cash equivalents and investments	$1,547,758	$1,289,600
Premiums receivables	394,931	257,756
Goodwill and intangible assets	101,832	53,232
Total assets	2,996,954	2,322,794
Loss and loss expense reserves	823,023	775,392
Unearned premium	712,391	527,758
Trust preferred securities	123,714	123,714
Total stockholders' equity	$414,449	$390,386

AmTrust Financial Services, Inc.
Non-GAAP Financial Measure
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Reconciliation of net income to operating earnings:
Net income	$26,350	$21,396	$48,613	$42,874
Less: Net realized gains (losses) net of taxes	(1,388)	3,225	(4,781)	7,164
Operating earnings(1)	$27,738	$18,171	$53,394	$35,710

Operating earnings per common share:
Basic earnings per share	$0.46	$0.30	$0.89	$0.60
Diluted earnings per share	$0.45	$0.30	$0.88	$0.59

(1)
Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax, which result primarily from changes in general economic conditions, which provides a useful indicator of trends in the Company's underlying operations.